EXHIBIT 2.1

FOURTH AMENDMENT TO
AGREEMENT AND PLAN OF REORGANIZATION

THIS FOURTH AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into as of June 26, 2002, by and between Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, Caldera International, Inc., a Delaware corporation (collectively, “Caldera”) and Tarantella, Inc. (formerly The Santa Cruz Operation, Inc. or “SCO”), a California corporation (“Tarantella”).

RECITALS

A.  On August 1, 2000, Caldera and SCO entered into an Agreement and Plan or Reorganization, which was amended on September 13, 2000, December 12, 2000 and February 9, 2001 (as amended, the “Agreement”) which all parties to the Agreement wish to further amend pursuant to the terms and conditions of this Fourth Amendment.

B.  All terms not otherwise defined herein shall have the meanings set forth in the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.  Section 1.3(a)(i)(B) of the Agreement, as amended by the Third Amendment, is hereby replaced in its entirety with the following text:

(B)  Within five days of the execution of this Fourth Amendment, Caldera shall deliver to Tarantella the sum of $100,000.

2.  The following definitions in Section 13.15 of the Agreement, as amended by the Third Amendment, shall be deleted:

“Earn-out Amount”

“Earn-out Payment Date”

“Earn-out Period”

“Earn-out Threshold”

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Agreement and Plan of Reorganization as of the date first above written.

TARANTELLA, INC.		CALDERA INTERNATIONAL, INC.

By:	/s/ STEVEN M. SABBATH	By:	/s/ ROBERT BENCH
	Steven M. Sabbath Sr. Vice President, Law & Corporate Affairs		Robert Bench Vice President and Chief Financial Officer

CALDERA SYSTEMS, INC.

By:	/s/ ROBERT BENCH
Robert Bench Vice President and Chief Financial Officer

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